FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2011
REGISTRATION NO.  _________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ERF WIRELESS, INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	76-0196431
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2911 SOUTH SHORE BOULEVARD, SUITE 100
LEAGUE CITY, TEXAS 77573
(Address of Principal Executive Office)

2011 STOCK OPTION PLAN
AMENDED AND RESTATED EFFECTIVE AS OF MAY 31, 2011
(Full title of the plan)

Dr. H. Dean Cubley
2911 SOUTH SHORE BOULEVARD, SUITE 100
LEAGUE CITY, TEXAS 77573
(Name and address of agent for service)

TELEPHONE: (281) 538-2101
(Telephone number, including area code, of agent for service)

Large accelerated filer [_]  Accelerated filer [_]
Non-accelerated filer [_]  Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.001 per share (3)	25,000,000	$0.0102	$255,000	$29.61

TOTAL	25,000,000	$0.0102	$255,000	$29.61

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for a share of common stock as reported by the Over-The-Counter Bulletin Board on June 3, 2011.
(3) Only the 25,000,000 common shares approved by the board of directors as additional shares available for awards under the 2011 Stock Option Plan (as amended and restated on May 31, 2011) are being registered hereunder. The Registrant previously registered 25,000,000 shares of common stock under the 2011 Stock Option Plan pursuant to a registration statement filed January 21, 2011 (Registration No. 333-171816)

Rule 429 Notice: Pursuant to Rule 429 the reoffer prospectus included in this registration statement shall serve as a combined prospectus for this registration statement (see “Explanatory Note” below), and the registration statement on Form S-8, File No. 333-171816. All filing fees for the registration statement listed above were paid previously, except for the filing fee paid with this registration statement covering 25,000,000 shares.

EXPLANATORY NOTE

This Registration Statement relates to 25,000,000 shares of common stock issuable under ERF Wireless, Inc.’s (the “Company”) 2011 Stock Option Plan (amended and restated effective as of May 31, 2011), which shares of common stock are in addition to shares of common stock registered on the Company’s Registration Statement on Form S-8 (Registration No. 333-171816) filed with the Securities and Exchange Commission on January 21, 2011 with respect to the Company’s 2011 Stock Option Plan (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Pursuant to General Instruction E of Form S-8, included in this filing is a revision of the reoffer prospectus filed with the Prior Registration Statement, which updates information presented in the original reoffer prospectus.

PART I

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2011 Stock Option Plan (amended and restated effective as of May 31, 2011), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Clareen O'Quinn
ERF Wireless, Inc.
2911 South Shore Boulevard, Suite 100
League City, Texas 77573
T.  (281) 538-2101

EXPLANATORY NOTE

Pursuant to General Instruction C of Form S-8, the re-offer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for re-offerings and re-sales of registered shares of common stock which have been issued upon the grants of common stock and/or options or rights to purchase shares of common stock to executive officers and directors of ERF Wireless, Inc.

REOFFER PROSPECTUS
25,000,000 SHARES OF COMMON STOCK OF
ERF WIRELESS, INC.

This Re-offer Prospectus relates to the offer and sale of up to 25,000,000 shares of our common stock from time to time by selling stockholders. The common stock is issuable upon the exercise of certain options, stock appreciation rights or from stock awards granted to the selling stockholders from time to time under our 2011 Stock Option Plan (amended and restated effective as of May 31, 2011) (the “Plan”).

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "ERFW." On June 3, 2011, the closing price of a share of our common stock was $0.0105 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock by a selling stockholder and participating agents, brokers, dealers or market makers, they may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Re-offer Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Re-offer Prospectus is June 10, 2011

TABLE OF CONTENTS

Risk Factors	7

Note Regarding Forward Looking Statements	15

Use of Proceeds	15

Selling Stockholders	15

Plan of Distribution	16

Description of Securities to be Registered	18

Legal Matters	22

Incorporation of Certain Documents by Reference	22

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities.	23

Where You can Find More Information	24

You should rely only on the information contained in this Re-offer Prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this Resale Prospectus. The information contained in this Re-offer Prospectus is accurate only as of the date of this Re-offer Prospectus, regardless of the time of delivery of this Re-offer Prospectus or of any sale of the common stock.

The Company’s executive offices are located at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, where its telephone number is (281) 538-2101.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

Risks Related to Our Business

The following factors affect our business and the industry in which we operate. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or which we currently consider immaterial may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected.

A prolonged economic recession or depression will have an adverse effect on our operating results.

Continued adverse economic conditions will impact both business and residential customers that utilize our wireless services and products. It should be expected that adverse economic conditions will negatively impact our results of operations.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have incurred annual operating losses since our inception. As a result, at December 31, 2010, we had an accumulated deficit of $47,819,000. Our gross revenues for the year ended December 31, 2010 were $5,915,000, with a loss from operations of $7,273,000. At March 31, 20ll, we had an accumulated deficit of $47,652,000. Our gross revenues for the three months ended March 31, 2011 were $1,129,000 with a net income of $167,000. As we pursue our business plan, our operating expenses may increase, especially in the areas of sales, marketing and acquisitions. As a result of these cost increases, we may incur additional losses from operations in 2011.

We have a limited cash and liquidity position and need to raise additional funds to fund operations.

As of December 31, 2010, we had cash and cash equivalents balances of $43,000 and negative working capital of $2,649,000. As of December 31, 2010, we had long-term indebtedness of approximately (i) $5.22 million on our credit facility, (ii) $.78 million of capital leases, and (iii) $.68 million of outstanding notes. The Company has a $12.0 million unsecured revolving credit facility, bearing interest at an annum rate of 12%, which matures in December 2013, and as of December 31, 2010, there was approximately $6,775,000 available under that facility. During February, 2011, we sold certain non-core assets for cash of approximately $3 million. As of March 31, 2011, we had cash and cash equivalents balances of $758,000 and negative working capital of $85,000. As of March 31, 2011, we had long-term indebtedness of approximately (i) $5.086 million on our credit facility, (ii) $.54 million of capital leases, and (iii) $.22 million of outstanding notes. The Company has a $12.0 million unsecured revolving credit facility, bearing interest at an annum rate of 12%, which matures in December 2013, and as of March 31, 2011, there was approximately $6,914,000 available under that facility. We believe our cash and available credit facilities afford us adequate liquidity for 2011, although we will likely need to raise additional capital during this period to fund our anticipated growth for our oil and gas wireless business. We have historically financed our operations through private equity and debt financings. We do not have any commitments for equity funding at this time, and equity funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise equity capital from external sources when such need arises, the failure of which could cause us to curtail operations.

We may not be successful in acquiring other existing wireless companies, which could negatively affect our offerings and sales.

Our business plan is dependent on acquiring existing companies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sell or license our services and products to potential new customers and into potential new markets, and to enable us to continue with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions of other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results. If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our services and products could deteriorate.

A default of the terms of our significant debt obligations may subject us to the risk of foreclosure on certain of our assets.

As of March 31, 2011, certain operating assets, inventory, furniture and accounts receivable are pledged as collateral on $535,855 of outstanding notes and capital leases. The occurrence of an event of default under any of our obligations might subject us to foreclosure by the lenders to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition.

The Company's revenue and operating results may fluctuate significantly from quarter to quarter, and fluctuations in operating results could cause its stock price to decline.

The Company's revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

●	The ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implement the Company's strategic plan;

●	The ability to keep current customers and secure new customers;

●
The ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks; and

●	The ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

Accordingly, the failure to obtain significant future revenue, lower than expected revenue in the future, increased losses in the future, and decreased working capital could adversely affect our stock price and liquidity.

During 2010, the majority of our revenue was generated from short-term agreements.

For the three months ended March 31, 2011, the majority of our revenues resulted from short-term, terminable at will, arrangements. We did have one customer that provided revenue in excess of 10%. There is no assurance that our customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business operations.

We compete with many companies that are larger and better capitalized than us.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. We may become subject to price competition for our services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

We utilize the unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

We presently utilize unlicensed spectrum in connection with our broadband service offerings. While unlicensed spectrum is regulated by the FCC, it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited, and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum used by the Company currently or which it may in the future utilize. Accordingly, utilization of unlicensed spectrum could threaten our ability to reliably deliver services.

The licensing of additional spectrum in our markets by the FCC could introduce additional competition.

The FCC regulates the spectrum bands in which the companies and their competitors operate. The FCC can make additional spectrum available for use or change the way existing spectrum is used, which may result in additional competitors entering our markets and providing services that may directly compete with our offerings. In particular, in January 2008, the FCC offered several blocks of spectrum in the 700 MHz frequency range as part of Auction 73. This frequency range has been determined to be suitable for offering data, voice and video services particularly in sparsely populated rural areas. As a result, the licensing and eventual build out of this spectrum may bring additional competition to the Company’s principal markets.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Our operations are dependent upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide services to our clients and we believe that we have satisfactory back-up systems in place. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is likelihood that our operations may be affected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

Our industry changes rapidly due to evolving technology standards and our future success will depend on our ability to continue to meet the sophisticated needs of our customers.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing services and products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new service and product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by new services or product advances. The life cycles of products utilizing our services are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing services and applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our wireless service will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

An inability to overcome competition from alternative communication systems could adversely affect our results of operations.

We already face, and may increasingly encounter, competition from competing wireless technologies that are constantly improving. In addition, our technology competes with other high-speed solutions, such as wired DSL, cable networks, fiber optic cable and satellite technologies. Our service competes with alternative communications systems on the basis of reliability, price and functionality. For example, the performance and coverage area of our wireless systems are dependent on certain factors that are outside of our control, including features of the environment in which the systems are deployed, such as the amount of clutter (natural terrain features and man-made obstructions) and the radio frequency available. Depending on specific customer needs, these obstacles may make our technology less competitive in comparison with other technologies and make other technologies less expensive or more suitable. Our business may also compete in the future with products and services based on other wireless technologies and other technologies that have yet to be developed.

We may not be able to successfully upgrade our existing network infrastructure.

If the number of subscribers using our network and the complexity of its services increase, it will require more infrastructure, network and customer service resources to maintain the quality of its services. We may experience quality deficiencies, cost overruns and delays in implementing network improvements and expansion, in maintenance and upgrade projects, including slower than anticipated technology migrations. If we do not implement necessary developments and network upgrades successfully, or if it experiences inefficiencies, operational failures, or unforeseen costs during implementation, we may lose customers or incur additional liabilities.

If unauthorized persons gain access to our network, subscribers may perceive our network and services as not secure, which may adversely affect our ability to attract and retain subscribers and expose the Company to liability.

Although we take certain measures to guard against unauthorized access to our network, we may be unable to anticipate or implement adequate preventive measures against unauthorized access. Unauthorized parties may overcome our encryption and security systems and obtain access to data on customers’ networks, including on a device connected to such network. In addition, because we operate and control our network and our subscribers' Internet connectivity, unauthorized access of our network could result in damage to customers’ networks and to the computers or other devices used by their subscribers. An actual or perceived breach of network security, regardless of whether the breach is the Company’s fault, could harm public perception of the effectiveness of its security measures, adversely affect the ability to attract and retain subscribers, expose the Company to significant liability and adversely affect its business prospects.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect our financial condition and results of operations.

Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects our business.

Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply and the impact of such regulations on our competitive position are presently unknown and could be detrimental to business and prospects.

Much of the law related to the liability of Internet service providers remains unsettled. For example, many jurisdictions have adopted laws related to unsolicited commercial email or “spam” in the last several years. Other legal issues, such as the sharing of copyrighted information, transborder data flow, universal service, and liability for software viruses could become subjects of additional legislation and legal development. We cannot predict the impact of these changes on them. Regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

We depend upon our intellectual property and our failure to protect existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.

The Company has filed trademark and patent applications to protect intellectual property rights for technology that it develops. The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them or provide assurance as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

Our competitors may develop non-infringing products or technologies that adversely affect our future growth and revenues.

It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

We may incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property, which may have a material adverse effect on our cash flow.

Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses. Any claims, even those made by third parties who are without merit, could:

●	be expensive and time consuming to defend, resulting in the diversion of management's attention and resources;

●	require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or

●	require us to spend significant time and money to redesign, re-engineer or re-brand our products or systems if feasible.

If the wireless broadband market does not evolve as we anticipate, our business may be adversely affected.

If we fail to properly assess and address the broadband wireless market or if our services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our services and products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our services less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

As part of our business strategy, we intend to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

●	difficulties in integrating operations, technologies, services, accounting and personnel;

●	inability to manage our growth;

●	difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

●	ability to maintain sufficient internal controls;

—	diversion of financial and management resources from existing operations;

difficulties in obtaining regulatory approval for technologies and products of acquired companies;

—	potential loss of key employees;

—	if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

—	inability to generate sufficient revenues to offset acquisition or investment costs; and

—	potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

Risks Related to Our Securities

There is currently a limited market for our securities, and any trading market that exists in our securities may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Although our common stock is traded on the OTC Bulletin Board, there is currently a limited market for our securities and there can be no assurance that an improved market will ever develop. Investors are cautioned not to rely on the possibility that an active trading market may develop.

The market price of our common stock is very volatile and the value of your investment may be subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $.01 per share and $.28 per share since January 1, 2010. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

As our share price is volatile, we may be or become the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities or the reporting of unfavorable news, security holders have often instituted class action litigation. If the market value of our securities experience adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Our “blank check” preferred stock could be issued to prevent a business combination not desired by management or our current majority shareholders.

Our articles of incorporation authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined by our board of directors without shareholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing shareholders from receiving a premium for their shares in connection with a change of control.

Future sales of our common stock in the public market could lower our stock price.

We may sell additional shares of common stock in subsequent public or private offerings. We may also issue additional shares of common stock to finance future acquisitions. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

A significant number of shares of common stock may be issued during the next 12 months. The issuance of these shares will have a dilutive effect on our common stock and may lower our stock price.

We have reserved for issuance the following as of March 31, 2011:

●	9,796,699 shares of common stock are eligible to be issued pursuant to the Company's option plans;

●	1,933,297 shares of common stock underlying outstanding common stock purchase warrants at prices between $0.25 and $5.00 per share;

●	325,000 shares of common stock underlying outstanding employee stock options at prices between $.17 and $.43 per share;

●	82,410,931 shares of common stock issuable upon conversion of Series A Preferred Stock, for an effective purchase price of $0.02 per share of common stock.

Accordingly, the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

We presently do not intend to pay cash dividends on our common stock.

We currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance the future expansion of our business.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Re-offer Prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this Re-offer Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Re-offer Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." However, the 25,000,000 common shares which may be offered pursuant to this Re-offer Prospectus may be issuable upon exercise of options.  If, and to the extent that, options are exercised, we will receive the exercise price of the options upon the exercise of the options.  There is no assurance any of the options will be exercised or that we will issue any options under the Plan.

SELLING STOCKHOLDERS

The selling stockholders will be our current or future officers, directors, consultants or employees who acquire shares of our common stock pursuant to the Plan, some of whom may be considered our "affiliates" as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Reoffer Prospectus.

As of the date of this Prospectus, no shares of common stock were subject to existing options under the Plan, and 25,000,000 were available for future grants.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Re-offer Prospectus, as supplemented;

(c)	ordinary brokerage transactions in which the broker solicits purchasers;

(d)	through options, swaps or derivatives;

(e)	in transactions to cover short sales;

(f)	privately negotiated transactions; or

(g)	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into such arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Rule 144

In addition, any securities covered by this Re-offer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Re-offer Prospectus, as supplemented. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

Regulation M

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

There is no assurance that the selling stockholder will sell all or any portion of the shares covered by this Re-offer Prospectus.

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Re-offer Prospectus, we may incur additional expenses.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 975,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 10,000,000 shares have been designated Series A Preferred Stock.

Common Stock

As of May 16, 2011, there were 529,303,002  shares of common stock issued and outstanding that were held of record by approximately 5,000  stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Nevada anti-takeover statute and charter provisions.

NEVADA ANTI-TAKEOVER STATUTE. Nevada's "Business Combinations" statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes:

(a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis,
(c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation,
(d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder,"
(e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or
(f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder."

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision in our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada's "Control Share Acquisition" statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

CERTIFICATE OF INCORPORATION. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock. 10,000,000 shares have been designated as Series A Convertible Preferred Stock (“Series A”).

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

As of March 31, 2011, there were 4,412,583 shares of preferred stock issued and outstanding.

LEGAL MATTERS

The validity of the common stock issuable under the Plan has been passed upon for us by Weed & Co. LLP. Weed & Co. LLP owns 600,000 shares of our common stock.   Its managing partner, Richard O. Weed, owns 54,545 shares of our common stock.  Further, Weed & Co. LLP is entitled to receive warrants to purchase 125,000 shares at an exercise price equal to 125% of the average closing bid price for the ten days immediately preceding the grant every six months that its agreement with the Company remains in effect. All warrants expire December 31, 2015 or five years from the date of the grant, whichever is later.

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of LBB & Associates LTD., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this Re-offer Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Re-offer Prospectus, except for information superseded by this prospectus. This Re-offer Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(1)           The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 31, 2011;
(2)           The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 23, 2011 and
(3)           The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description.

All documents filed by ERF Wireless, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus.  Written or oral requests for such copies should be directed to:

Clareen O'Quinn
ERF Wireless, Inc.
2911 South Shore Boulevard, Suite 100
League City, Texas 77573
T.  (281)538-2101

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company's bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by NRS, a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that the Company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Company's bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Company's bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at 100 F Street N.E. Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-732-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Re-offer Prospectus. This Re-offer Prospectus is part of that Registration Statement and provides you with a general description of the Shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by ERF Wireless, Inc. ("the Company") with the Securities and Exchange Commission ("SEC") are incorporated in this Form S-8 by reference:

(1)           The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 31, 2011;
(2)           The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 23, 2011; and
(3)           The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description; and

All documents filed by ERF Wireless, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

ITEM 4. DESCRIPTION OF SECURITIES

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "ERFW."

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock issuable under the Plan has been passed upon for us by Weed & Co. LLP. Weed & Co. LLP owns 600,000 shares of our common stock.   Its managing partner, Richard O. Weed, owns 54,545 shares of our common stock.  Further, Weed & Co. LLP is entitled to receive warrants to purchase 125,000 shares at an exercise price equal to 125% of the average closing bid price for the ten days immediately preceding the grant every six months that its agreement with the company remains in effect. All warrants expire December 31, 2015 or five years from the date of the grant, whichever is later.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company's bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by NRS, a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that the Company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Company's bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Company's bylaws provide that no advance shall be made by it to an officer of the Company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

4.1	2011 Stock Option Plan (amended and restated effective as of May 31, 2011)
5.1	Opinion of Weed & Co,. LLP
23.1*	Consent of Weed & Co. LLP
23.2	Consent of Independent Auditor

* Included in its opinion filed as Exhibit 5.1

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of  1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas on this 10th day of June, 2011.

ERF WIRELESS, INC.

By:	/s/ H. Dean Cubley
H. Dean Cubley, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/H. Dean Cubley
H. Dean Cubley	Chief Executive Officer & Chairman	June 10, 2011

/s/Richard R. Royall
Richard R. Royall	Chief Financial Officer Director (Chief Accounting Officer)	June 10, 2011

/s/R. Greg Smith
R. Greg Smith	Director	June 10, 2011

/s/Bartus H. Baston
Bartus H. Batson	Director	June 10, 2011